Exhibit 99.1
Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics
206.521.7392
TARGETED GENETICS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
Seattle, WA — May 2, 2006 — Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the first quarter of 2006. As previously announced, the Company will hold a conference call with analysts at 10:30 AM Eastern Time today. The call will be broadcast live and can be accessed, along with replay information, at www.targetedgenetics.com.
For the first quarter of 2006, the Company reported a net loss of $3.7 million, or $0.04 per common share, compared to a net loss of $4.7 million, or $0.05 per common share, for the first quarter of 2005. Revenue for the first quarter of 2006 was $2.4 million, compared to $2.0 million for the same quarter in the prior year. Revenue in 2006 and 2005 consists primarily of development revenue earned under a congestive heart failure collaboration agreement with Celladon and the HIV/AIDS vaccine collaboration with the International AIDS Vaccine Initiative (IAVI). Revenue in 2006 also consists of development revenue from the NIAID contract to develop AAV-based HIV/AIDS vaccines.
“We continue to make good progress in our lead clinical program for the treatment of inflammatory arthritis and are working towards multiple milestones in 2006. We recently amended the Phase I clinical study in inflammatory arthritis to include a third-higher dose and 120 patients. Under this amended protocol, the study is now designated a Phase I/II trial. We are scheduled to present interim Phase I/II data at the American Society of Gene Therapy (ASGT) meeting in early June, and we expect to present additional data from this study in the fourth quarter,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “We have also extended our cash horizon through a common stock financing and restructured operations to reduce expenses. These adjustments, combined with our projected funding from collaborations, extend our cash horizon and give us the resources needed to advance our inflammatory arthritis product candidate.”
Operating expenses decreased to $6.2 million for the first quarter of 2006, compared to $6.6 million the first quarter of 2005. Research and development expenses decreased to $3.7 million for the three months ended March 31, 2006, from $4.5 million for the same period of 2005. General and administrative expenses for the first quarter of 2006 were $1.5 million, compared to $1.9 million for the same period in 2005. Cash and cash equivalents were $16.0 million at March 31, 2006 and guidance for the estimated burn rate for 2006 remains at a range of $13 to $16 million.
First Quarter and Recent 2006 Corporate Highlights

•	Amended clinical protocol of Phase I tgAAC94 trial in patients with inflammatory arthritis to include a higher dose and 120 patients; study now designated a Phase I/II;

•	Raised $5 million in common stock offering;

•	Realigned operations to reduce expenses and concentrate resources on key product development programs and business development activities; reduced anticipated cash burn for 2006 by 25% over 2005 results to a range of $13 — $16 million;

•	In collaboration with IAVI, initiated Phase II HIV/AIDS Vaccine clinical trials at five sites in Uganda and now Zambia; Parallel trials are currently underway at three sites in South Africa;

•	Further strengthened intellectual property portfolio for AAV vector manufacturing processes with the issuance of two additional patents;

•	Appointed David J. Poston as Chief Financial Officer.
Conference call and Webcast information
The company will host a conference call reviewing financial results and its product portfolio, including an update on the development progress of the Company’s inflammatory arthritis and other clinical and business developments, today beginning at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time. You may access the live webcast via the homepage of the Company’s website at www.targetedgenetics.com or via telephone at 800.218.8862 (domestic) or 303.262.2138 (international).
Replay Access
Webcast replay will be available for approximately 90 days at www.targetedgenetics.com; telephone replay will be available beginning at 9:30 a.m. Pacific Time today, May 2, 2006, through 11:59 p.m. Saturday, June 3, 2006, by calling 800-405-2236 (domestic) or 303-590-3000 (international); passcode 11057622.
About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative targeted molecular therapies for the prevention and treatment of inflammatory arthritis and other acquired and inherited diseases with significant unmet medical need. The Company uses its considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. The Company’s product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure, Huntington’s disease and hyperlipidemia. To learn more about Targeted Genetics, visit the Company’s website at www.targetedgenetics.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the Company’s business strategy, the Company’s product development, the Company’s liquidity and the Company’s ability to meet the Company’s ongoing financial obligations and other statements about the Company’s plans, objectives, intentions and expectations. These unaudited results announced herein may differ from what the Company eventually files in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. In particular, the statements regarding the Company’s future plans are forward-looking statements. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect the Company’s actual results include, but are not limited to, the Company’s ability to raise capital when needed, the timing, nature and results of the Company’s clinical trials, potential development of alternative technologies or more effective products by competitors, the Company’s ability to obtain and maintain regulatory or institutional approvals, and the Company’s ability to obtain, maintain and protect the Company’s intellectual property, as well as other risk factors described in the Section 1A entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.

TARGETED GENETICS CORPORATION
(in thousands, except per share information)

	Quarter ended
	March 31,
Statement of Operations Information:	2006	2005
	(unaudited)	(unaudited)
Revenue from collaborative agreements	$2,430	$2,000

Operating expenses:
Research & development	3,677	4,539
General & administrative	1,481	1,885
Restructure charges	1,042	219

Total operating expenses	6,200	6,643

Loss from operations	(3,770)	(4,643)

Investment income	151	100
Interest expense	(113)	(129)

Net loss	$(3,732)	$(4,672)

Net loss per common share	$(0.04)	$(0.05)

Shares used in computation of net loss per common share	88,692	85,628

TARGETED GENETICS CORPORATION
(in thousands)

	March 31,	December 31,
Balance Sheet Information:	2006	2005
	(unaudited)
Cash and cash equivalents	$15,998	$14,122
Other current assets	1,610	1,063
Property and equipment, net	1,611	1,747
Other assets	31,864	31,866

Total assets	$51,083	$48,798

Current liabilities	$3,917	$4,628
Long-term obligations and other liabilities	15,258	13,599
Shareholders’ equity	31,908	30,571

Total liabilities and shareholders’ equity	$51,083	$48,798

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